TRANSFER AGENCY AGREEMENT

                  Agreement made as of the 22 day of April, 1999, between each fund listed on the attached Schedule A having its principal office and place of business at 600 Fifth Avenue, New York, New York 10020 (each fund hereinafter referred to as the "Fund"), and Reich & Tang Services L.P., a Delaware limited partnership, having its principal office and place of business at 600 Fifth Avenue NYC, NY 10020 (hereinafter referred to as the "Transfer Agent").

                               W I T N E S S E T H

                  That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Whenever used in this Agreement, the following words and phrases shall have the following meanings:

                  1. "Approved Institution" shall mean an entity so named in a Certificate. From time to time the Find may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

                  2. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Fund which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.

                  3. "Custodian" shall mean The Bank of New York, as custodian under the terms and conditions of the Custody Agreement between The Bank of New York and the Fund, or its successor(s).

                  4. "Fund Business Day" shall be deemed to be each day on which the New York Stock Exchange, Inc. is open for trading.

                  5. "Officer" shall be deemed to be the Fund's Chairman of the Board, the Fund's President, any Vice President of the Fund, the Fund's Secretary, the Fund's Treasurer, the Fund's Controller, any Assistant Controller of the Fund, any Assistant to the Board of Directors of the Fund to execute any Certificate, instruction, notice or other instrument on behalf of the Fund and named in the Certificate annexed hereto as Appendix

A, as such Certificate may be amended from time to time, and any person reasonably believed by the Transfer Agent to be such a person.

                  6. "Series" shall mean the various portfolios of the Fund as described from time to time in the current and effective
Prospectus.

                  7. "Shares: shall mean all or any part of each class of the shares of capital stock of the Fund and of any Series of the Fund listed in the Certificate annexed hereto as Appendix B, as may be amended from time to time, which from time to time are authorized and/or issued by the Fund.

                  8. "Prospectus" shall mean the last Fund prospectus actually received by the Transfer Agent from the Fund with respect to which the Fund has indicated a registration statement under the Federal Securities Act of 1933 has become effective, including the statement of Additional Information incorporated by reference therein.

                  9. "Transfer Agent" shall mean Reich & Tang Services L.P., as transfer agent and divided disbursing agent under the terms and conditions of this Agreement, its successor(s) or assign(s).

                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

                  1. The Fund hereby constitutes and appoints the Transfer Agent as transfer agent of all the Shares of the Fund and as dividend disbursing agent during the period of this Agreement.

                  2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

                  3. In connection with such appointment, the Fund shall deliver the following documents to the Transfer Agent:

                  (a) A certified copy of the Articles of Incorporation of the Fund and all amendments thereto;

                  (b)      A certified copy of the By-Laws of the Fund;

                  (c) A certified copy of a resolution of the Board of Directors of the Fund appointing the Transfer Agent and authorizing the execution of this Transfer Agency Agreement;

                  (d) A Certificate signed by the Secretary of the Fund specifying with respect to each Series: the number of authorized Shares, the number of authorized Shares issued, and the number of such authorized Shares issued and currently outstanding, the names and specimen signatures of the Officers of the Fund, and the name and address of the legal counsel for the Fund;

                  (e) Specimen Share certificates for each class of Shares in the form approved by the Board of Directors of the Fund, together with a certificate signed by the Secretary of the Fund as to such approval;

                  (f) Copies of the Fund's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and

                  (g) Opinion of counsel for the Fund with respect to the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).

         4. To the extent that the Fund issues certificates to its shareholders pursuant to its current prospectus, the Fund shall furnish the Transfer Agent with a sufficient supply of blank Share certificates and from time to time will renew such supply upon request of the Transfer Agent. Such blank Share certificates shall be properly signed, by facsimile or otherwise, by Officers of the Fund authorized by law or by the by-laws to sign Share certificates, and, if required, shall bear the corporate seal or facsimile thereof.

                                   ARTICLE III

                      AUTHORIZATION AND ISSUANCE OF SHARES

         1. The Fund shall deliver to the Transfer Agent the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued:

                  (a) A certified copy of the amendment to the Articles of Incorporation giving effect to such increase or decrease;

                  (b) In the case of an increase, an opinion of counsel for the Fund with respect to the validity of the Shares of the

Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other appropriate federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor); and

                  (c) In the case of an increase, if the appointment of the Transfer Agent was theretofore expressly limited, if the appointment of the Transfer Agent was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Fund increasing the authority of the Transfer Agent.

         2. Prior to the issuance of any additional Shares of the Fund pursuant to stock dividends or stock splits, etc., and prior to any reduction in the number of shares outstanding, the Fund shall deliver the following documents to the Transfer Agent:

                  (a) A certified copy of the resolution(s) adopted by the Board of Directors and/or the shareholders of the Fund authorizing such issuance of additional Shares of the Fund or such reduction, as the case may be, and

                  (b) An opinion of counsel for the Fund with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or, if exempt, the specific grounds therefor).

                                   ARTICLE IV

                     RECAPITALIZATION OR CAPITAL ADJUSTMENT

         1. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

                  (a) A Certificate authorizing the issuance of Share certificates in the new form;

                  (b) A certified copy of any amendment to the Articles of Incorporation with respect to the change;

                  (c) Specimen Share certificates for each class of Shares in the new form approved by the Board of Directors of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and

                  (d) An opinion of counsel for the Fund with respect to the validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).

         2. To the extent that the Fund issues certificates to its shareholders pursuant to its current prospectus, the Fund shall furnish the Transfer Agent with a sufficient supply of blank Share certificates in the new form, and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be properly signed by Officers of the Fund authorized by law or by the by-laws to sign Share certificates and, if required, shall bear the corporate seal or facsimile thereof. The Fund agrees to indemnify and exonerate, save and hold the Transfer Agent harmless, from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to the genuineness of any Share certificate supplied to the Transfer Agent pursuant to this section.

                                    ARTICLE V

              ISSUANCE, REDEMPTION, EXCHANGE AND TRANSFER OF SHARES

         1. (a) The Transfer Agent shall accept with respect to each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, each (i) purchase order received from a purchaser, or shareholder, whether or not an Approved Institution, (ii) exchange request involving shares of certain other investment companies listed in the Fund's prospectus, and (iii) redemption request either received from a shareholder, whether or not an Approved Institution, or contained in a Certificate, provided, that (A) such purchase order or redemption request, as the case may be, is reasonably believed by the Transfer Agent to be in conformity with the Fund's purchase and redemption procedures described in the Prospectus, (B) where such redemption request states redemption instructions which vary from the instructions indicated on the shareholder's original subscription order form, such request contains a signature guarantee, (C) such exchange request contains a signature guarantee and instructs exchange into a fund that is listed in the Fund's current prospectus, and (D) the Transfer Agent has agreed to accept and act in accordance with such type of purchase order or redemption request, as the case may be.

                  (b) The Transfer Agent shall also accept with respect to each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, a computer tape consistent in all respects with the Transfer Agent's tape layout package, as amended from time to time, which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution.

         2. On each Fund Business Day the Transfer Agent shall, as of the time at which the Fund computes the net asset value of each Series, issue to, and redeem from, the accounts specified in a purchase order, redemption request, or computer tape which in accordance with the Prospectus is effective on such Fund Business Day the appropriate number of full and fractional Shares based on the net asset value per Share of such Series specified in an advice received on such Fund Business Day from the Fund. Notwithstanding the foregoing, if a redemption specified in a computer tape is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or in part, and shall orally advise both the Fund and the Approved Institution which supplied such tape of such discrepancy.

         3. The Transfer Agent shall, as of each Fund Business Day specified in a Certificate or resolution described in paragraph 1 of succeeding Article VI, issue Shares of a Series, based on the net asset value per Share of such Series specified in an advice received from the Fund on such Fund Business Day, in connection with a reinvestment of a dividend or distribution on Shares of such Series.

         4. On each Fund Business Day the Transfer Agent shall supply the Fund with a statement specifying with respect to the immediately preceding Fund Business Day: the total number of Shares of each Series (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of each Series sold to Reich & Tang Services L.P., as agent for the purchasers, on such day, pursuant to preceding paragraph 2 of this Article; the total number of Shares of each Series redeemed by Reich & Tang Services L.P., as agent for the respective redeeming shareholders, on such day; the total number of Shares of each Series, if any, sold to Reich & Tang Services L.P., as agent for shareholders, on such day pursuant to preceding paragraph 3 of this Article, and the total number of Shares of each Series issued and outstanding. On the same day such statement is received by the Fund, the Fund shall confirm the information contained therein by delivering to the Transfer Agent a Certificate with respect to the same.

         5. In connection with each purchase, each exchange and each redemption of Shares, the Transfer Agent shall send such statements as are described in the Prospectus. If the Prospectus indicates that certificates for Shares are available, and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign, issue and mail by not less than first class insured mail, to such shareholder at the address set forth in the records of the Transfer Agent, a Share certificate for any full Shares requested.

         6. As of each Fund Business Day the Transfer Agent shall furnish the Custodian with an advice setting forth the number and dollar amount of Shares to be redeemed on such Fund Business Day in accordance with paragraph 2 of this Article.

         7. Upon receipt of moneys paid to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law (a) in the case of a redemption of Shares pursuant to a redemption described in preceding paragraph 1(a) of this Article, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus, and (b) in the case of a redemption of Shares pursuant to a computer tape described in preceding paragraph 1(b) of the Article, make payment by directing a federal funds wire order to the account previously designated by the Approved Institution specified in said computer tape.

         8. The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Fund or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

         9. Upon the issuance of any Shares in accordance with this Agreement the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

         10. Shares which are subject to restriction on transfer or redemption (including, without limitation, Shares acquired pursuant to a restrictive investment representation, Shares held by controlling persons, Shares subject to shareholder's agreements, etc.), other than the general restrictions on the transferability of the shares described in the Prospectus, must be issued in Share certificate form and must be stamped on the face thereof with a legend describing the extent and conditions of the restriction or referring to the source of such restriction, and shall be so issued and so legended by the Transfer Agent only if the Fund so directs in a Certificate. Legended Shares may not be transferred or redeemed except upon receipt by the Transfer Agent of an opinion of counsel for the Fund stating that such transfer or redemption is in accordance with applicable law, and may be properly effected. The Transfer Agent shall be entitled to rely upon such opinion and shall be indemnified by the Fund for any transfer or redemption made in reliance upon any such opinion.

         11. The Transfer Agent shall accept a computer tape consistent with the Transfer Agent's tape layout package, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape.

         12. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph and in paragraph 13 of this Article, Shares will be transferred, exchanged or redeemed upon presentation to the Transfer Agent of Share certificates, telephone redemption requests where such requests are authorized in the subscription order form or in a subsequent written authorization or instructions properly endorsed for transfer, exchange or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. In the case of small estates, where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate surety bond, and without further approval of the Fund, transfer, exchange or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by various states. The Transfer Agent reserves the right to refuse to transfer, exchange or redeem Shares until it is satisfied that the endorsement on the stock certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized officer of the Fund, a guarantee of signature by an eligible guarantor institution which includes a domestic bank, a domestic credit union, a member bank of the Federal Reserve System or a member firm of a national securities exchange; pursuant to the Transfer Agent's standards and procedures. The Transfer Agent also reserves the right to refuse the transfer, exchange or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers, exchanges or redemptions which the Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer, exchange or redemption. The Transfer Agent may, in effecting transfers, exchanges and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Fund shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws except where such laws conflict with the

Securities Act of 1933, the Securities Exchange Act of 1934 or the Investment Company Act of 1940.

                  (b) Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, or transfer, of Shares whenever the Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

         13. Notwithstanding any provision contained in this Agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to paragraph 11 of this Article or any exchange or redemption of any Shares pursuant to a computer tape described in this Article, any documents, including, without limitation, any documents of the kind described in sub-paragraph (a) of paragraph 12 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

         14. (a) As used in this Agreement, the terms "computer tape" and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution", shall include any tapes generated by the Transfer Agent to reflect information believed by the Transfer Agent to have been inputted by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage, or collection system, or similar system (the "System"), located on the Transfer Agent's premises. For purposes of paragraph 1 of this Article, such a computer tape shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Fund only if the information reflected thereon was inputted into the System at such times as are agreed upon from time to time by the Transfer Agent and the Fund.

                  (b) Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information into a System.

                                   ARTICLE VI

                           DIVIDENDS AND DISTRIBUTIONS

         1. The Fund shall furnish to the Transfer Agent a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, either (i) setting forth with respect to a Series the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Transfer Agent on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

         2. Upon the payment date specified in such Certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to pay to the Transfer Agent an amount of cash, if any, sufficient for the Transfer Agent to make the payment, if any, specified in such Certificate or resolution, as the case may be, to the Shareholders of record as of such payment date. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address, or (ii) wiring such amounts to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in accordance with a Certificate or resolution described in the preceding paragraph. If the Transfer Agent shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

         3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders.

         4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividends and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Fund but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required of it by applicable law.

                                   ARTICLE VII

                               CONCERNING THE FUND

         1. The Fund shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share certificates, Certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Share certificates of the Fund notwithstanding such death, resignation or removal, and the Fund shall promptly deliver to the Transfer Agent such approval, adoption or ratification as may be required by law.

         2. Each copy of the Articles of Incorporation of the Fund and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if such Articles of Incorporation and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Transfer Agent. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Fund, shall be certified by the Secretary of the Fund under the corporate seal.

         3. It shall be the sole responsibility of the Fund to deliver to the Transfer Agent the Fund's currently effective Prospectus.

                                  ARTICLE VIII

                          CONCERNING THE TRANSFER AGENT

         1. The Transfer Agent shall not be liable and shall be fully protected in acting upon any computer tape, writing or document reasonably believed by it to be genuine and to have been signed or made by the proper person or persons and shall not be held to have any notice of any change or authority of any person until receipt of written notice thereof from the Fund or such person. It shall also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the Officers of the Fund and the property countersignature of the Transfer Agent.

         2. The Transfer Agent may establish such additional procedures, rules and regulations governing the transfer or registration of certificates of stock as it may deem advisable and consistent with such rules and regulations generally adopted by bank transfer agents.

         3. The Transfer Agent shall keep such records as are specified in Appendix C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the federal Investment Company Act of 1940 as amended from time to time. The Transfer Agent may deliver to the Fund from time to time at its discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers, Share certificates which have been canceled in transfer, exchange or redemption, or other documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations, and the Fund shall assume all responsibility for any failure thereafter to produce any record, paper, canceled Share certificate, or other document so returned, if and when required. The records specified in Appendix C hereto maintained by the Transfer Agent pursuant to this paragraph 3 shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and records shall be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Fund.

         4. The Transfer Agent may employ agents or attorneys-in-fact at the expense of the Fund, and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of its agents or attorneys-in-fact so long as the Transfer Agent acts in good faith and without negligence or willful misconduct in connection with the selection of such agents or attorneys-in-fact.

         5. The Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its own failure to act in good faith, negligence or willful misconduct.

         6. The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct or in reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any computer tape reasonably believed by the Transfer Agent to have been received from an Approved Institution; (iv) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Fund; (v) any Certificate or other instructions of an Officer; or (vi) any opinion of legal counsel for the Fund or the Transfer Agent. The Fund shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without negligence or willful misconduct in connection with its appointment or in reliance upon any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

         7. Specifically, but not by way of limitation, the Fund shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including attorney's fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person in connection with the Transfer Agent's capacity and authorization to issue Shares and the form and amount of authorized Shares.

         8. Notwithstanding the foregoing, the Transfer Agent shall be liable to the Fund with respect to any redemption check which the Transfer Agent pays on which the signature of the drawer is forged, but only to the extent of the lesser of (a) the amount of such redemption check minus $2,500.00 and (b) the amount of insurance proceeds received by the Transfer Agent with respect to such redemption check, and only if, and for so long as each of the following conditions is satisfied: (i) insurance with respect to Fund redemption checks is maintained by the Transfer Agent, and (ii) the Fund pays to the Transfer Agent monthly the amount which the Transfer Agent determines to be the Fund's pro rata share of the cost of such insurance coverage. The Fund agrees that the insurance may be discontinued or canceled without any prior notice, and that the Transfer Agent shall at all times have the absolute right, without any prior notice to the Fund, to cease to maintain such insurance, and the Transfer Agent agrees to notify the Fund promptly upon canceling or discontinuing any such insurance or upon learning of any such cancellation or discontinuance. In the event such insurance is not maintained, or in the event the Fund does not pay monthly to the Transfer Agent the amount which the Transfer Agent determines to be the Fund's pro rata share of the cost of such insurance coverage, the Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its paying or not paying any redemption check, unless such loss or damage arises out of the Transfer Agent's failure to use good faith, negligence or willful misconduct.

         9. At any time the Transfer Agent may apply to an Officer of the Fund for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instructions from an Officer of the Fund may, at the option of the Transfer Agent, set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel to the Fund, or its own counsel, at the expense of the Fund and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Fund or its own counsel.

         10. When mail is used for delivery of non-negotiable Share certificates, the value of which does not exceed the limits of the Transfer Agent's Blanket Bond, the Transfer Agent shall send such non-negotiable Share certificates by first class mail, and such deliveries will be covered while in transit by the Transfer Agent's Blanket Bond. Non-negotiable Share certificates, the value of which exceed the limits of the Transfer Agent's Blanket Bond, will be sent by insured registered mail. Negotiable Share certificates will be sent by insured registered mail. The Transfer Agent shall advise the Fund of any Share certificates returned as undelivered after being mailed as herein provided for.

         11. To the extent that the Fund issues certificates to its shareholders pursuant to its current propspectus, the Transfer Agent may issue new Share certificates in place of Share certificates represented to have been lost, stolen, or destroyed upon receiving instructions in writing from an Officer and indemnity satisfactory to the Transfer Agent. Such instructions from the Fund shall be in such form as approved by the Board of Directors of the Fund in accordance with the provisions of law or of the By-Laws of the Fund governing such matters. If the Transfer Agent receives written notification from the owner of the lost, destroyed or stolen Share certificate within a reasonable time after he has notice of it, the Transfer Agent shall promptly notify the Fund and shall act pursuant to written instructions signed by an Officer. If the Fund receives such written notification from the owner of the lost, destroyed or stolen Share certificate within a reasonable time after he has notice of it, the Fund shall promptly notify the Transfer Agent and the Transfer Agent shall act pursuant to written instructions signed by an Officer. The Transfer Agent shall not be liable for any act done or omitted by it pursuant to the written instructions described herein. The Transfer Agent may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates.

         12. The Transfer Agent will issue and mail subscription warrants for Shares of capital stock, Shares representing stock dividends, exchange or splits, or act as conversion agent upon receiving written instructions from an Officer and such other documents as the Transfer Agent may deem necessary.

         13. The Transfer Agent will supply shareholder lists to the Fund from time to time upon receiving a request therefor from an Officer of the Fund.

         14. In case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an Officer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person.

         15. At the request of an Officer, the Transfer Agent will address and mail such appropriate notices to shareholders as the Fund may direct.

         16. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

                  (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such sale or issuance;

                  (b) The legality of a transfer of Shares or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such transfer or redemption;

                  (c) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

                  (d) The legality of any recapitalization or readjustment of the Shares.

         17. The Transfer Agent shall be entitled to receive and the Fund hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Appendix C hereto, (i) its reasonable out-of-pocket expenses (including legal expenses and attorney's fees) incurred in connection with this Agreement and its performance hereunder and
(ii) such compensation as may be agreed upon in writing from time to time by the Transfer Agent and the Fund.

         18. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

                                   ARTICLE IX

                                   TERMINATION

                  Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 90 days after the date of receipt of such notice. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Fund shall, on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent. If the Fund fails to designate a successor transfer agent and if the Transfer Agent is unable to find a successor transfer agent, the Fund shall, upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

         1. The Fund agrees that, prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto.

         2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its office at the address first above written, or at such other place as the Fund may from time to time designate in writing.

         3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed or delivered to it at its office as indicated on page 1 of this Agreement or at such other place as the Transfer Agent may from time to time designate in writing.

         4. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement, and, except for an amendment to Appendix B or Appendix C hereto, authorized or approved by a resolution of the Board of Directors of the Fund.

         5. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Transfer Agent.

         6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         8. The provisions of this Agreement are intended to benefit only the Transfer Agent and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Attest:


/s/ Christine A. Bivetto        By:      /s/ Bernadette N. Finn



Attest:                               REICH & TANG SERVICES INC.
                                      by Reich & Tang Asset Management, Inc.
                                      as General Partner


/s/ Christine A. Bivetto         By:      /s/ Lorraine C. Hylser

                                   Schedule A

                         California Daily Tax Free Income Fund, Inc.
                         Connecticut Daily Tax Free Income Fund, Inc.
                         Cortland Trust, Inc.
                         Daily Dollar International, Ltd.
                         Daily Tax Free Income Fund, Inc.
                         Delafield Fund, Inc.
                         Florida Daily Municipal Income Fund
                         Institutional Daily Income Fund
                         Mexico Dollar Income Fund, Ltd.
                         Michigan Daily Tax Free Income Fund, Inc.
                         New Jersey Daily Municipal Income Fund, Inc. New York Daily Tax Free Income Fund, Inc.
                         North Carolina Daily Municipal Income Fund, Inc. Pennsylvania Daily Municipal Income Fund
                         Reich & Tang Equity Fund, Inc.
                         Short Term Income Fund, Inc.
                         Tax Exempt Proceeds Fund, Inc.

                                    ADDENDUM
                                     TO THE
                            TRANSFER AGENCY AGREEMENT

                  Addendum ("Addendum") to the Transfer Agency Agreement (the "TA Agreement"), made as of the 22nd day of April, 1996, between each fund listed in the Schedule A attached to the TA Agreement having its principal office and place of business at 600 Fifth Avenue, New York, NY 10020 (each fund hereinafter referred to as the "Fund"), and Reich & Tang Services L.P., a Delaware limited partnership, having its principal office and place of business at 600 Fifth Avenue, New York, New York 10020 (the "Transfer Agent").

                               W I T N E S S E T H

                  WHEREAS, all defined terms in the TA Agreement shall have the same meaning with respect to this Addendum,

                  WHEREAS, Article V, Section 7 of the TA Agreement authorizes the Transfer Agent to honor check cashing redemptions as described in the Fund's Prospectus and to process such redemptions upon receipt of moneys paid to it by Investors Fiduciary Trust Company, the Funds' custodian (the "Custodian");

                  WHEREAS, the Transfer Agent has entered into a cash management agreement (the "Delaware Express Agreement"), a copy of which is attached hereto as Exhibit A, with Bankers Trust Company, a New York banking corporation ("BTCo") and Bankers Trust (Delaware), a Delaware state bank ("BT Delaware"), together sometimes referred to hereinafter as "BT", to facilitate check redemptions by each Fund's shareholders and, in accordance with the terms of the Delaware Express Agreement, BT serves as the "paying agent";

                  WHEREAS, pursuant to the Delaware Express Agreement, BT Delaware has established a zero-balance account (the "Account") for the Transfer agent on behalf of the Fund;

                  WHEREAS, pursuant to the Delaware Express Agreement, the Account is funded from a deposit account maintained by the Transfer Agent on behalf of the Fund with BTCo (the "Source Account");

                  WHEREAS, from time to time the Transfer Agent makes payment or transfer of monies on behalf of the Fund for which there would be, at the close of business on the date of such payment or transfer, insufficient monies held by the Transfer

Agent in the Account or Source Account to allow the completion of such payment or transfer;

                  WHEREAS, the Fund acknowledges that it is necessary and appropriate to authorize the Transfer Agent on the Fund's behalf to request that the Custodian process certain daily anticipatory redemptions effected in accordance with such Fund's check cashing privilege with BT,

                  WHEREAS, the Transfer Agent desires to have available funds deposited by the Custodian with BT in order to meet such anticipatory redemption requests upon the exercise of the check cashing privilege,

                  WHEREAS, from time to time, pursuant to the Express Agreement, BTCo may permit overdrafts (each an "Overdraft") on the Source Account;

                  WHEREAS, the purpose of such Overdrafts is to provide temporary liquidity for redemptions on behalf of the Fund;

         That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                   Notwithstanding the provisions of Article V, Section 7 of the TA Agreement, the Transfer Agent may honor the payment of redemption requests through the use of certain anticipatory redemptions for the Fund prior to its receipt of proper instructions from a redeeming shareholder in accordance with the terms of the current prospectus and the receipt of the full redemption proceeds from the Custodian.

                   The Transfer Agent shall notify the Fund upon receiving written notification from BT of an overdraft of the Source Account.

                   The Fund hereby authorizes the Transfer Agent to instruct the Custodian to advance additional monies immediately to BT to cover any shortage in the Source Account upon receipt of such written notice of such overdraft from BT.

                    The Fund shall notify its Custodian in writing that 1% of its net assets shall be held by the Custodian in a segregated account solely for the benefit of BT to cover any potential shortage in the Source Account as a result of an Overdraft created by BT honoring the check redemption privilege.

                     The Transfer Agent will deliver to BT, within five days of the end of each calendar month, certification in a form reasonably acceptable to BT of (i) the amount held in such segregated account on behalf of the Fund, (ii) the net assets of the Fund, (iii) the average Overdraft activity for the fund for such month and
(iv) evidence that the segregated account is being maintained as required by this Addendum, each as of the end of such month.

                     The Fund agrees that upon notice from BT that the agreed-upon percentage set forth in Section 4 of this Addendum is more or less than the historical Overdraft rate incurred by the Fund over the previous two calendar months, the Fund shall immediately direct its Custodian in writing to withdraw or deposit, as the case may be, sufficient assets from or into, as the case may be, such segregated account to cause the amount held in such segregated account to equal the percentage so indicated by the Fund.

                     Notwithstanding Article X, Section 8 of the TA
Agreement, the provisions of this Addendum to the Transfer Agent may be relied upon by and shall inure to the benefit of BT, its successors and assigns, and all rights granted to the Transfer Agent hereunder, shall be exercisable by BT as if granted directly to BT by this Addendum.

                  8. In the event of the addition or deletion of any Fund to the TA Agreement, the Transfer Agent shall notify BT of any such changes prior to such change and shall provide BT with a re-executed copy of this Addendum, as may be amended from time to time.

                  IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed in counterpart as of November , 1996.

Attest:               Daily Tax Free Income Fund, Inc.
                      Florida Daily Municipal Income Fund
                      Short Term Income Fund, Inc.
                      California Daily Tax Free Income Fund, Inc.
                      New York Daily Tax Free Income Fund, Inc.
                      North Carolina Daily Municipal Income Fund, Inc. Michigan Daily Tax Free Income Fund, Inc.
                      New Jersey Daily Municipal Income Fund, Inc. Tax Exempt Proceeds Fund, Inc.
                      Pennsylvania Daily Municipal Income Fund
                      Cortland Trust, Inc.
                      Connecticut Daily Tax Free Income Fund, Inc.


/s/ Christine Bivetto          By:/s/ Bernadette N. Finn
                               Name:  Bernadette N. Finn
                               Title: Secretary


Attest:             REICH & TANG SERVICES L.P.
                    By:      REICH & TANG ASSET MANAGEMENT,
                             INC., as General Partner


/s/ Christine Bivetto        By:/s/ Richard DeSanctis
                             Name:  Richard DeSanctis
                             Title: Treasurer
AGREED AND ACCEPTED:

Bankers Trust Company

By: /s/ John P. Zori
         Name:  John P. Zori
         Title: Vice President

Bankers Trust (Delaware)

By:  /s/ Edward A. Reznick
         Name:  Edward A. Reznick
         Title: Vice President & COO